Exhibit 99.4

BOFA SECURITIES, INC.

February 24, 2021

Board of Directors

Xilinx, Inc.

2100 Logic Drive

San Jose, California 95124

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 26, 2020, to the Board of Directors of Xilinx, Inc. (“Xilinx”) as Annex E to, and to the reference thereto under the headings “SUMMARY — Opinion of BofA Securities”, “RISK FACTORS”, “THE MERGER – Background of the Merger”, “THE MERGER – Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger”, “THE MERGER — Opinion of BofA Securities”, “THE MERGER — AMD Unaudited Financial Projections” and “THE MERGER — Xilinx Unaudited Financial Projections” in, the joint proxy statement/prospectus relating to the proposed merger involving Xilinx, Inc. and Advanced Micro Devices, Inc. (“AMD”), which joint proxy statement/prospectus forms a part of AMD’s Amendment No. 3 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.